The U.S. Treasury Money Fund of America
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$11,667
Total	$11,667
Class R-1	$24
Class R-2	$440
Class R-3	$494
Class R-4	$345
Class R-5	$266
Total	$1,569

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.0143
Class R-1	$0.0093
Class R-2	$0.0093
Class R-3	$0.0116
Class R-4	$0.0131
Class R-5	$0.0147

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,177,030
Total	1,177,030
Class R-1	5,402
Class R-2	55,956
Class R-3	54,541
Class R-4	58,538,
Class R-5	24,883
Total	199,320

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$1.00
Class R-1	$1.00
Class R-2	$1.00
Class R-3	$1.00
Class R-4	$1.00
Class R-5	$1.00